Exhibit 99.1

Release date:

March 7, 2005

TULLY’S COFFEE APPOINTS JOHN BULLER

TO BOARD OF DIRECTORS

SEATTLE – Tully’s Coffee Corporation announced today the appointment of John Buller to its board of directors. Buller replaces current director Artie Buerk who is retiring from the board.

“John’s tremendous retail and marketing experience will be a wonderful addition to Tully’s,” said Tom T. O’Keefe, Tully’s Coffee founder and chairman of the board of directors. “And a little known fact about John is that prior to his senior marketing executive days at Bon Macy’s he was in the specialty coffee business on Capital Hill in Seattle, when he opened ‘Treats’ in 1980. I also want to thank Artie for the invaluable insight he added to our board of directors.”

Presently, Buller serves as the executive director of the University of Washington (UW) Alumni Association (UWAA) and Advancement Communications and as the associate vice president of alumni relations at the UW. Prior to his positions at the UW, Buller served for 10 years as senior vice president of sales promotion, marketing and public relations at Bon Macy’s, and for seven years was the head of the National Federated Marketing team. Buller holds both an undergraduate degree and a MBA from the UW, where he was also a Husky basketball player. Other community activities that Buller is involved with include SEAFAIR, Washington Athletic Club, Seattle Center Advisory Committee, past chair of the Sports and Events Council, and SAFE (Seattle Athletic Facilities & Education Advisory Board). John also served as chair of Seattle’s local organization committee for the 1995 Final Four.

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, Arizona and Idaho. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees in the United States and Asia. Currently, more than 350 Tully’s retail locations serve Tully’s premium coffees, along with other complementary products around the world. Tully’s corporate headquarters and roasting plant are located in Seattle at 3100 Airport Way S. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

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